Exhibit 99.8
Execution Version

VOTING AGREEMENT

by and among

NUMBER HOLDINGS, INC.

And

THE STOCKHOLDERS PARTY HERETO

Dated as of October 11, 2011

TABLE OF CONTENTS

i

INDEX OF DEFINED TERMS

Term	Section
Additional Shares	11(a)
Agreement	Preamble
Beneficial Owner	11(b)
Beneficial Ownership	11(b)
Beneficially Own	11(b)
Beneficially Owned	11(b)
Chosen Courts	54
Common Stock	11(c)
Company	Recitals
Company Takeover Proposal	515(f)(i)
control	11(d)
controlled by	11(d)
controlling	11(d)
Covered Shares	11(e)
Existing Shares	11(f)
family	11(g)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Parent	Preamble
Permitted Transfer	11(h)
Stockholder	Preamble
Transfer	11(i)
under common control with	11(d)

ii

VOTING AGREEMENT

VOTING AGREEMENT, dated as of October 11, 2011 (this “Agreement”), by and among Number Holdings, Inc., a Delaware corporation (“Parent”), and each of the persons listed on Schedule 1 hereto (each, a “Stockholder”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Number Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and 99 Cents Only Stores, a California corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date of this Agreement, each Stockholder is the Beneficial Owner (as hereinafter defined) of the number of outstanding shares of Common Stock (as hereinafter defined) set forth opposite such Stockholder’s name on Schedule 1 hereto; and

WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

Section 1.1          Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below. Terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a)           “Additional Shares” means the Common Stock or other voting capital stock of the Company that the Stockholder acquires Beneficial Ownership of after the date of this Agreement.

(b)           “Beneficial Ownership” by a person of any security includes ownership by any person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by all affiliates of such person and all other person with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(c)           “Common Stock” means the shares of common stock, no par value per share, of the Company, and will also include for purposes of this Agreement all shares or other voting securities into which shares of common stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the shares of common stock and entitled to vote in respect of the matters contemplated by Article II.

(d)           “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any person, means the power to direct or cause the direction of the management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(e)           “Covered Shares” means the Existing Shares and any Additional Shares; provided that any shares transferred by a Stockholder (other than in a Permitted Transfer (other than a Permitted Transfer described in the last sentence of such definition) or to another Stockholder or an affiliate of a Stockholder, or to any person that has made a Company Takeover Proposal or an affiliate of any such person) following the termination of this Agreement shall cease to be Covered Shares.

(f)           “Existing Shares” means the shares of Common Stock Beneficially Owned by the Stockholder on the date hereof.

(g)           “family” shall mean, with respect to any individual, such individual’s spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.

(h)           “Permitted Transfer” means a Transfer by a Stockholder to (i) a member of such Stockholder’s family, (ii) any heir, legatees, beneficiaries and/or devisees of any individual who is a Stockholder, or (iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist entirely of a Stockholder or such other persons referred to in clauses (i) or (ii) above; provided that any such Transfer shall be permitted only if, as a precondition to such Transfer, the Transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to assume all of such transferring Stockholder’s obligations hereunder in respect of the securities subject to such Transfer, and to be bound by, and comply with, the terms of this Agreement with respect to the Covered Shares subject to such Transfer, to the same extent as such transferring Stockholder is bound hereunder. A

Permitted Transfer shall also include any Transfer to a 501(c) charitable organization or any employee of the Company (i) following an affirmative vote of the stockholders of the Company in favor of the Merger, and (ii) so long as such Transfer does not impact the ability of the Stockholder to comply with its obligations under the Rollover Agreement.

(i)           “Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any Contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

ARTICLE II

VOTING

Section 2.1          Agreement to Vote. During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Stockholder hereby agrees that at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the stockholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, it shall, and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a)           appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by the Company for written consent, if any; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (i) in favor of the approval of the principal terms of the Merger and the approval and adoption of the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement (irrespective of any Adverse Recommendation Change), (ii) in favor of any related proposal necessary to consummate the Merger and the transactions contemplated by the Merger Agreement, (iii) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement, or (B) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company Articles or the Company Bylaws), (iv) against any Company Takeover Proposal, and (v) against any change in the composition of the Company Board.

Section 2.2 Grant of Proxy. Each Stockholder hereby irrevocably grants a proxy to, and appoints, Parent and any designee of Parent, and each of them individually, as his, her or its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Stockholder’s name, place and stead, to vote, act by written consent or execute and deliver a proxy to vote or grant a written consent during the term of this Agreement with respect to the Covered Shares in accordance with Section 2.1 hereof. This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent and Merger Sub, and to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the provisions of Section 705 of the California Code, (b) revokes any and all prior proxies granted by each Stockholder with respect to the Covered Shares and no subsequent proxy shall be given by any Stockholder (and if given shall be ineffective) and (c) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done in compliance with the express terms hereof. Each Stockholder shall take such further action or execute such other instruments as may be reasonably necessary in accordance with the relevant provisions of the California Code or any other Law to effectuate the intent of this proxy. The power of attorney granted by such Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement. None of Parent, any Parent Related Party or any Representative of any of them, shall incur any liability or obligation to any Stockholder, directly or indirectly, in connection with, or as a result of, any exercise of the proxy granted to Parent or any designee of Parent in compliance with the express provisions of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1          Representations and Warranties of the Stockholders.  Each Stockholder represents and warrants to Parent as follows:

(a)           Organization; Authorization; Validity of Agreement; Necessary Action. With respect to each Stockholder that (i) is not a natural person, such Stockholder (A) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and (B) has all corporate, limited partnership, trust or other organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and (ii) is a natural person, he or she has the legal capacity and authority to execute and deliver this Agreement and perform his or her obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of his, her or its obligations hereunder and the consummation by such Stockholder of the transactions contemplated by this Agreement have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement (including the irrevocable proxy), the performance by such Stockholder of his, her or its obligations hereunder or the consummation by such Stockholder of the transactions contemplated by this Agreement.

(b)           Ownership. Such Stockholder is the Beneficial Owner of and has good and valid title to such Stockholder’s Existing Shares, free and clear of any Liens, other than any Liens pursuant to this Agreement and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, such Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Stockholder. Except (i) to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, and (ii) the Covered Shares held by Au Zone Investments #3, LLC (for which the Stockholders have shared voting and investment powers), such Stockholder is the sole Beneficial Owner and has and will have at all times through the Closing Date sole Beneficial Ownership, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Stockholder at all times through the Closing Date.

(c)           Non-Contravention. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of his, her or its obligations under this Agreement and the consummation by such Stockholder of the transactions contemplated by this Agreement, will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon his, her or its assets or properties under, any provision of (A) any charter or organizational documents of such Stockholder, (B) any Contract to which such Stockholder is party or by which any of his, her or its assets or properties is bound and (C) any Judgment or Law applicable to such Stockholder or his, her or its assets or properties or (ii) require any Consent of, or registration, declaration or filing with, notice to, or permit from, any Governmental Entity (other than for the filing with the Securities and Exchange Commission of any amendments to Schedule 13D, any filings under Section 16 of the Exchange Act and any other notices or filings as may be required by applicable Law in connection with this Agreement and the transactions contemplated hereby), except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to adversely affect (x) the enforceability of this Agreement or (y) the ability of such Stockholder to timely perform any of its obligations hereunder in any material respect.

(d)           No Inconsistent Agreements. Except for this Agreement, such Stockholder has not: (i) entered into any Contract, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Sections 2.1 and 2.2) or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Stockholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing in any material respect any of its obligations under this Agreement. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholders’ execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(e)           No Action. As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the knowledge of such Stockholder, threatened against such Stockholder that (i) challenges the validity of this Agreement or (ii) could reasonably be expected to impair the ability of such Stockholder of his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)           No Brokers. Except for Guggenheim Securities, LLC, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of any Stockholder.

Section 3.2          Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows:

(a)           Organization; Authorization; Validity of Agreement; Necessary  Action. Parent has all corporate power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by Parent. This Agreement is a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated by this Agreement have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of each Stockholder, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           Non-Contravention. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement do not and will not: (a) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of Parent’s subsidiaries under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, any provision of (i) the charter or organizational documents of Parent, (ii) any Contract to which Parent is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Law applicable to Parent or (b) require any Consent of, or registration, declaration or filing with, notice to, or permit from, any Governmental Entity, other than compliance with the applicable requirements, if any, of the Exchange Act, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse with respect to the ability of Parent to timely perform any of its obligations hereunder in any material respect.

(c)           Ownership. As of the date hereof, Parent does not Beneficially Own any shares of Common Stock (other than any Beneficial Ownership that may be created by virtue of this Agreement).

ARTICLE IV

OTHER COVENANTS

Section 4.1          Prohibition on Transfers.

(a)           Subject to the terms of this Agreement, during the term of this Agreement, each Stockholder agrees not to Transfer, or enter into any Contract with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, other than a Permitted Transfer. Any attempted Transfer of shares or any interest therein in violation of this Section 4.1 shall be null and void.

(b)           This Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, such Stockholder’s successors or assigns. No Stockholder may request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Covered Shares, unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of such Stockholder under this Agreement, except for any such Transfer pursuant to the Merger Agreement.

Section 4.2          Additional Shares. Each Stockholder agrees to promptly notify Parent of the number of Additional Shares acquired by such Stockholder after the date hereof. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

Section 4.3          Stock Dividends, etc.  In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or other similar transaction, or if any stock dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for shares of Common Stock) is declared, in each case affecting the Covered Shares, the terms “Existing Shares,” “Additional Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.4          No Solicitation. Each Stockholder hereby agrees that during the term of this Agreement, such Stockholder shall not, and shall use reasonable best efforts to cause his, her or its affiliates and Representatives not to, take any action that the Company is otherwise prohibited from taking under Section 5.04 of the Merger Agreement; provided, that following an Adverse Recommendation Change, any Stockholder may enter into discussions in his or her capacity as a stockholder with any Person that the Company is permitted to have discussions with regarding a Company Takeover Proposal pursuant to Section 5.04 of the Merger Agreement.

Section 4.5          No Inconsistent Agreements. Except for this Agreement, each Stockholder shall not: (a) Transfer, or enter into any Contract with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein to any person that has made a Company Takeover Proposal or an affiliate of any such person, (b) create or permit to exist any Lien that could prevent such Stockholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law, (c) enter into any voting or similar agreement with respect to the Covered Shares, or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Sections 2.1 and 2.2) or (d) take any action, directly or indirectly, that could reasonably be expected to (i) result in a material breach hereof, (ii) make any representation or warranty of such Stockholder set forth in Article III untrue or incorrect in any material respect or (iii) have the effect of materially delaying, preventing or disabling such Stockholder from performing any of his, her or its obligations under this Agreement.

Section 4.6          Waiver of Appraisal and Dissenters’ Rights. Each Stockholder hereby waives, and agrees not to assert or perfect, and shall cause any of his, her or its affiliates who hold of record any of such Stockholder’s Covered Shares to waive and to not assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under Chapter 13 of the California Code by virtue of ownership of the Covered Shares.

Section 4.7          Documentation and Information. During the term of this Agreement (i) the Stockholders shall have the right to approve of any disclosure by Parent and its affiliates relating to the Stockholders’ identity and holding of the Covered Shares and the nature of their commitments and obligations under this Agreement in any press release (which approval may be given by counsel to the Stockholders), (ii) the Stockholders shall have the right to review and reasonably comment on any announcement or disclosure required to be filed by Parent by (A) the SEC or other Governmental Entity, (B) the Proxy Statement or (C) the Schedule 13E-3, or any other disclosure document in connection with the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, in each case, disclosing the Stockholders’ identity and holding of the Covered Shares and the nature of their commitments and obligations under this Agreement and (ii) each Stockholder and Parent agrees promptly to give to each other party any information such party may reasonably request for the preparation of any such disclosure documents. Each Stockholder and Parent shall promptly notify the other parties of any required corrections with respect to any written information supplied by such party specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. No Stockholder shall, or shall permit any of its affiliates (excluding, for the avoidance of doubt, the Company) or their respective Representatives to, issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Entity to which such Stockholder is subject or submits.

Section 4.8         Further Assurances. No Stockholder shall take any action, directly or indirectly, that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting in any material respect the performance by such Stockholder of his, her or its obligations under this Agreement. From time to time, at Parent’s request and without further consideration, each Stockholder, solely in his, her or its capacity as a stockholder of the Company, shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement. No Stockholder shall commence or participate in, and each Stockholder shall take all actions necessary to opt out of any class in any class action with respect to, any claim (derivative or otherwise) against Parent, Merger Sub, the Company or any of their respective affiliates or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

ARTICLE V

MISCELLANEOUS

Section 5.1          Interpretation. Unless the express context otherwise requires:

(a)           the words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)           references herein to a specific Section, Subsection, Recital or Schedule shall refer, respectively, to Sections, Subsections, Recitals or Schedules of this Agreement unless otherwise indicated and references to this Agreement shall refer as well to all annexes, exhibits and schedules thereto;

(d)           wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e)           references herein to any gender shall include each other gender;

(f)           references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 5.1 is intended to authorize any assignment or Transfer not otherwise permitted by this Agreement;

(g)           with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(h)           the word “or” shall be disjunctive but not exclusive;

(i)           references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(j)           references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(k)          the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof; and

(l)           with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 5.2          Termination. This Agreement and all obligations of the parties hereunder shall automatically terminate on the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, (iii) at any time upon the written agreement of Parent and the Stockholders or (iv) if any terms of the Merger Agreement are amended, modified or waived without the prior consent of the Stockholders if such amendment, modification or waiver (A) changes the amount of the Merger Consideration or purchase price, or changes the form of such consideration (in each case, other than in accordance with Section 2.04 of the Merger Agreement), or (B) could reasonably be expected to adversely affect any Stockholder, in its capacity as such, in any material manner. After the occurrence of any such applicable event this Agreement shall terminate and be of no further force; provided, that, (a) to the extent the termination of the Merger Agreement is contested, no party shall be released from liability for violating the terms of this Agreement if a court of competent jurisdiction finally determines that the Merger Agreement had not, in fact, been validly terminated and, therefore, this Agreement had not been validly terminated, (b) the provisions of Article V will survive any such termination indefinitely and (c) the obligations of each Stockholder under Sections 2.1(b)(iii), (iv) and (v) and Section 4.5 shall survive until the earliest of (i) the twelve month anniversary of such termination, (ii) Parent’s receipt of the Company Termination Fee, (iii) the valid termination of the Merger Agreement by the Company as a result of a breach by Parent or Merger Sub of any of their respective representations, warranties or covenants contained in the Merger Agreement, and (iv) the termination of the Merger Agreement by the mutual consent of the parties thereto. In addition to the provisions of the preceding sentence, the obligations under Section 4.5 shall terminate following any Company Takeover Proposal receiving the requisite vote of the Company’s stockholder in a vote in which the Stockholders have voted the Covered Shares against such proposal. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any material breach prior to such termination. All representations and warranties made by a Stockholder in this Agreement shall survive any termination of this Agreement or the Merger Agreement.

Section 5.3          Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.4          Submission to Jurisdiction; Service. Each of the parties hereto (a) irrevocably submits itself to the personal jurisdiction of any court of proper subject matter jurisdiction in the State of California in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than a court in the State of California, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court, and (d) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Agreement. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action related to or arising out of this Agreement, that (x) the action in any such court is brought in an inconvenient forum, (y) the venue of such action is improper or (z) this Agreement or the subject matter hereof may not be enforced in or by such courts.

Section 5.5          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) Business Day after being sent via a nationally recognized overnight courier service, (c) three (3) Business Days after being sent, postage prepaid, by registered, certified or express mail or (d) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

If to Parent to:

Number Holdings, Inc.
2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067
Attention: Adam Stein
Telephone: (310) 201-4100
Facsimile: (310) 201-4170

with copies (which shall not constitute notice) to:

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067-3206
Attention: Michael A. Woronoff, Esq. Facsimile: (310) 557-2193

If to any Stockholder: to such Stockholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

Section 5.6          Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Parent and each Stockholder;

provided that matters that only affect the right of a particular Stockholder or Stockholders shall only require an instrument in writing signed by Parent and such Stockholder or Stockholders.

Section 5.7          Extension; Waiver. At any time before the termination of this Agreement, Parent, on the one hand, and any of the Stockholders, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 5.8          Entire Agreement. This Agreement, together with the Rollover Agreement, constitute the sole and entire agreements of the Stockholders, on the one hand, and Parent, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 5.9          No Third-Party Beneficiaries. This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Parent and the Stockholders and (ii) nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Parent and the Stockholders) any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 5.10        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable in any jurisdiction, then (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the end that the Merger is consummated to the extent possible and (b) the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 5.11        Rules of Construction. It is the intention of the parties hereto that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

Section 5.12        Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Except in connection with a Permitted Transfer, no party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; provided that Parent may transfer or assign, in its sole discretion, its rights and obligations under this Agreement, in whole or from time to time in part to one or more of its direct or indirect wholly-owned subsidiaries; provided, further, that any such transfer or assignment shall not relieve Parent of its obligations hereunder. Any purported assignment in violation of the foregoing shall be void.

Section 5.13        Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (i) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 5.4, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (ii) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 5.14        Stockholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Stockholder are made solely with respect to such Stockholder and the Covered Shares. Each Stockholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of the Company (or a Company Subsidiary) solely on behalf of, and in his or her capacity as a director or officer of, the Company (or a Company Subsidiary), including participating on behalf of, and in his or her capacity as a director or officer of, the Company in any discussions or negotiations with Parent or any other party making a Company Takeover Proposal in accordance with Section 5.04 of the Merger Agreement, and none of such actions taken on behalf of, and in his or her capacity as a director or officer of, the Company (or a Company Subsidiary) in accordance with the provisions of this Section 5.14 shall constitute or be deemed to constitute a breach of this Agreement. Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 5.15        No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, in each case, except as otherwise provided herein.

Section 5.16        Fees and Expenses. All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.17        Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (including by facsimile or electronic (i.e., PDF) transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.18        Several Obligations. The agreements, obligations, representations and warranties of the Stockholders hereunder shall be several and not joint.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

NUMBER HOLDINGS, INC.

By:	/s/ Adam Stein
	Name:	Adam Stein
	Title:	Vice President

[Signature Page to Voting Agreement]

DAVID GOLD AND SHERRY GOLD,
TRUSTEES OF THE GOLD REVOCABLE
TRUST DATED 10/26/2005

By:	/s/ David Gold

Name:	David Gold
Title:	Trustee

By:	/s/ Sherry Gold

Name:	Sherry Gold
Title:	Trustee

HOWARD GOLD

By:	/s/ Howard Gold

JEFF GOLD

By:	/s/ Jeff Gold

KAREN SCHIFFER

By:	/s/ Karen Schiffer

ERIC SCHIFFER

By:	/s/ Eric Schiffer

[Signature Page to Voting Agreement]

AU ZONE INVESTMENTS #2, L.P.

By: AU ZONE INVESTMENTS #3, LLC
Its: General Partner

By:	/s/ David Gold
	Name:	David Gold
	Title:	President

[Signature Page to Voting Agreement]

Schedule 1

STOCKHOLDER INFORMATION

Name and Contact Information	Shares of Common Stock

David Gold And Sherry Gold, Trustees Of The Gold	9,199,405
Revocable Trust Dated 10/26/2005

c/o 99 Cents Only Stores

4000 Union Pacific Avenue
City of Commerce, CA 90023
Facsimile No.: (323) 307-9611
Attention: Russell Wolpert, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attention: Rick Madden
Facsimile: (213) 687-5600

Howard Gold	2,365,476

c/o 99 Cents Only Stores

4000 Union Pacific Avenue
City of Commerce, CA 90023
Facsimile No.: (323) 307-9611
Attention: Russell Wolpert, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attention: Rick Madden
Facsimile: (213) 687-5600

Name and Contact Information	Shares of Common Stock

Jeff Gold	2,365,476

c/o 99 Cents Only Stores

4000 Union Pacific Avenue
City of Commerce, CA 90023
Facsimile No.: (323) 307-9611
Attention: Russell Wolpert, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attention: Rick Madden
Facsimile: (213) 687-5600

Eric and Karen Schiffer	2,440,482

c/o 99 Cents Only Stores

4000 Union Pacific Avenue
City of Commerce, CA 90023
Facsimile No.: (323) 307-9611
Attention: Russell Wolpert, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attention: Rick Madden
Facsimile: (213) 687-5600

Au Zone Investments #3, LLC	6,865,973

c/o 99 Cents Only Stores

Name and Contact Information	Shares of Common Stock

4000 Union Pacific Avenue
City of Commerce, CA 90023
Facsimile No.: (323) 307-9611
Attention: Russell Wolpert, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attention: Rick Madden
Facsimile: (213) 687-5600